Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated as of the 1st day of June, 2018 by and among MMA ENERGY CAPITAL, LLC, a Maryland limited liability company (“MEC”), RENEWABLE DEVELOPER HOLDINGS, LLC, a Delaware limited liability company (“Seller”), RENEWABLE ENERGY LENDING, LLC, a Delaware limited liability company (the “Company”), and solely for the purposes of Sections 1.4, 1.6, 3.4 and 4.2 through 4.13, HUNT INVESTMENT MANAGEMENT, LLC, a Delaware limited liability company (“Hunt” and collectively with MEC and Seller, the “Parties”).

PREAMBLE:

WHEREAS, MEC desires to purchase from Seller and Seller desires to convey to MEC all of Seller’s Interest (collectively, the “Seller Interest”) on the terms and conditions set forth in this Agreement;

WHEREAS, in connection with the formation of the Company, MEC, Seller and the Company entered into that certain Subscription Agreement dated as of November 7, 2016 (as the same may have been amended, restated or otherwise modified from time to time, the “Subscription Agreement”), which the parties thereto now desire to terminate;

WHEREAS, in connection with the formation of the Company, MMA Capital Management, LLC, a Delaware limited liability company (“MMAC”), entered into a Guaranty dated as of November 7, 2016, as amended by that certain First Amendment thereto dated as January 8, 2018, in favor of Seller and the Company, which the parties thereto now desire to terminate (as the same may have been amended, restated or otherwise modified from time to time, the “Guaranty” and together with the Subscription Agreement, the “Ancillary Agreements”);

WHEREAS, (i) the Company and MEC entered into the Management Agreement on November 7, 2016 (as the same may have been amended, restated or otherwise modified from time to time, the “Management Agreement”), (ii) MEC assigned to Hunt all of its rights and obligations under the Management Agreement on January 8, 2018 and (iii) the parties to the Management Agreement now desire to enter into certain agreement regarding the Management Agreement;

WHEREAS, capitalized terms used herein and not otherwise defined shall have the definitions given to such terms in (A) the Amended and Restated Operating Agreement of the Company dated November 6, 2017, as amended by that certain First Amendment thereto dated as January 8, 2018 (as the same may have been amended, restated or otherwise modified from time to time, the “Operating Agreement”) or (B) the letter agreement, dated as of the date hereof, being entered into by the Seller, MEC and the Company, as the context may require; and

NOW THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the Parties agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.1          Purchase and Sale of Interest. Subject to the terms and conditions set forth in this Agreement, as of the date hereof, and against, upon and in consideration of payment of the Purchase Price (as defined below), MEC hereby purchases, accepts, acquires, assumes and takes delivery of, and Seller hereby sells, conveys, assigns and delivers to MEC, all of Seller’s right, title and interest in and to the Seller Interest.

1.2          Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof at such time and location as may be mutually agreed upon by the Parties (the date of the Closing hereunder being the “Closing Date”). The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, 12:00 A.M. on the Closing Date. The Closing may be conducted electronically.

1.3          Purchase Price. The purchase price for the Seller Interest shall be Five Million Ninety-Seven Thousand Five Hundred Seventy-One and 50/100 Dollars ($5,097,571.50) (the “Purchase Price”). The Purchase Price shall be paid by MEC to Seller on the Closing Date in cash in U.S. Dollars by electronic bank transfer of immediately available funds directly to the account set forth below:

Receiving Bank Name:	State Street Bank and Trust Co. NA Boston
Receiving Bank ABA:	011000028
Beneficiary Account No.:	10816114
Beneficiary Account Name:	Renewable Developer Hldgs

1.4          Management Agreement. Effective upon the Closing, Seller and Hunt hereby acknowledge and agree that Hunt shall have no further obligation to Seller and Seller shall have no further rights under the Management Agreement, except that: (i) Hunt shall continue to be bound by and have the obligations as set forth in Section 4 of the Management Agreement (as in effect as of the Closing Date) and the Seller shall continue to have the same rights under Section 4 of the Management Agreement as it had prior to the Closing Date; provided, however, that any rights of Seller, and any obligations of Hunt to Seller, thereunder shall extend only to documents and disclosures generated during or pertaining to the period ending on the Closing Date, and (ii) Hunt shall continue to be bound by and have the obligations to Seller and each Seller related Indemnified Party (as defined in the Management Agreement as in effect as of the Closing Date) as set forth in Section 5(c) of the Management Agreement (as in effect as of the Closing Date) and the Seller and Seller related Indemnified Party shall continue to have the same rights set forth Section 5(c) of the Management Agreement (as in effect as of the Closing Date), as each such Person had prior to the Closing Date (as defined in the Management Agreement as in effect as of the Closing Date), solely with respect to any Third Party Claim (as defined in the Management Agreement as in effect as of the Closing Date) to the extent related or pertaining to the period prior to and ending on the Closing Date (the surviving provisions set forth in this clause (ii) of this Section 1.4, the “Surviving Management Agreement Indemnity Provisions”). MEC, the Company and Hunt acknowledge and agree that solely as between themselves, the terms and provisions of the Management Agreement shall continue in full force and effect.

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1.5          Ancillary Agreements. Effective upon the Closing, the Ancillary Agreements are hereby terminated in their entirety and of no further force or effect, all without the necessity of any further documentation, except that the following provision shall survive: Sections 8.1(a) of the Subscription Agreement (as in effect as of the Closing Date), solely with respect to any Third Party Claim (as defined in the Subscription Agreement) (the surviving provisions set forth in this Section 1.5, the “Surviving Subscription Agreement Indemnity Provisions” and together with the Surviving Management Agreement Indemnity Provisions, the “Surviving Other Agreement Indemnity Provisions”).

1.6          Seller’s Status after Closing. MEC and Seller (the “Members”) hereby consent and agree that effective upon the Closing, without the need for any further action or execution of any other agreements or instruments and notwithstanding any provision of the Operating Agreement, Seller shall cease to be a member of the Company and Seller shall cease to be a party to or have any right, title or interest in, to be bound by any of the restrictions or obligations contained in, or to have any rights, benefits or obligations under, the Operating Agreement or the Ancillary Agreements, except that (i) the Parties shall continue to be bound by and have the rights and obligations as set forth under Section 11.7 of the Operating Agreement (as in effect as of the Closing Date); provided, however, that any rights of Seller, and any obligations of any Member to Seller, thereunder shall extend only to documents and disclosures generated during or pertaining to the period ending on the Closing Date, (ii) the Parties shall continue to be bound by and have the rights and obligations as set forth under Section 8.2(B) of the Operating Agreement (as in effect as of the Closing Date) with respect to the tax period ending on the Closing Date, and (iii) the Company shall continue to be bound by and have the obligations to Seller and each Seller related Covered Person as set forth in Section 7.3 of the Operating Agreement (as in effect as of the Closing Date) and the Seller and each Seller related Covered Person shall continue to have the same rights set forth in Section 7.3 of the Operating Agreement (as in effect as of the Closing Date), other than paragraph (F) thereof, as if the Seller was still a member of the Company (the surviving provisions set forth in this clause (iii) of Section 1.6, the “Surviving Operating Agreement Indemnity Provisions”, and together with the Surviving Other Agreement Indemnity Provisions, the “Surviving Indemnity Provisions”) .

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1          Representations and Warranties of Seller. Seller represents and warrants as of the date hereof to MEC as follows:

(a)          Membership Interests. Immediately prior to the execution and delivery of this Agreement, Seller owns of record and beneficially 100% of the Seller Interest, free and clear of any liens, security interests, encumbrances, restrictions, rights of first refusal, pledges and claims of every kind (each, a “Lien”) (except for the obligations imposed on members under the Operating Agreement, any Ancillary Agreement or any applicable securities laws). Except for the Operating Agreement, Seller is not a party to member agreements, pledge agreements or other agreements relating to or restricting the transferability of any part of the Seller Interest.

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(b)          Authority. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the full right, power and authority to enter into this Agreement, to execute and deliver this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and to perform its obligations under this Agreement. Seller’s execution and delivery of this Agreement and Seller’s consummation of the transactions contemplated in this Agreement have been duly authorized by all required corporate action. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

(c)          No Breach or Default; Consents. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by Seller do not (i) violate any decree or judgment of any court of the government of the United States or any state or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (each, a “Governmental Authority”) which may be applicable to the Seller Interest or Seller; (ii) violate any law (or regulation promulgated under any law) which may be applicable to the Seller Interest or Seller; (iii) result in, or require, the creation or imposition of any Lien on any portion of the Seller Interest; (iv) violate any provision or result in the acceleration of any obligation or the creation of any Lien under any contract, lease, commitment, indenture, mortgage, note, bond, instrument, license or agreement to which Seller is a party or by which it or any of its properties is bound or (v) require notice to or consent, permit, authorization or approval of, filing or registration with, any Governmental Authority or any Person not a Party to this Agreement (individually and collectively, a “Consent”), except for those Consents that have already been obtained, and except, in the case of clauses (i)-(v), which would not reasonably be expected to adversely affect the Seller’s ability to consummate the transactions contemplated by this Agreement.

(d)          Litigation. There are no claims, suits, proceedings or governmental investigations, either administrative or judicial, pending or, to Seller’s knowledge, threatened against Seller, any Seller Related Entity, or, to Seller’s knowledge, any Affiliate of Seller affecting the Seller Interest or the ability of Seller to consummate the transactions contemplated herein or otherwise relating to the transactions contemplated by this Agreement.

2.2         Representations and Warranties of MEC. MEC represents and warrants as of the date hereof to Seller as follows:

(a)          Authority. MEC is duly organized, validly existing and in good standing under the laws of the State of Maryland. MEC has the full right, power and authority to enter into this Agreement, to execute and deliver this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and to perform its obligations under this Agreement. MEC’s execution and delivery of this Agreement and its consummation of the transactions contemplated in this Agreement have been duly authorized by all required limited liability company action. This Agreement has been duly executed and delivered by MEC and constitutes the legal, valid and binding obligation of MEC enforceable against MEC in accordance with its terms.

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(b)          No Breach or Default; Consents. The execution, delivery and performance of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby by MEC do not (i) violate any decree or judgment of any Governmental Authority which may be applicable to MEC; (ii) violate any law (or regulation promulgated under any law); (iii) violate any provision or result in the acceleration of any obligation or the creation of any Lien under any contract, lease, commitment, indenture, mortgage, note, bond, instrument, license or agreement to which MEC is a party or by which it or any of its properties are bound; or (iv) require any Consents, except for those Consents that have already been obtained, and except, in the case of clauses (i)-(iv), which would not reasonably be expected to adversely affect the MEC’s ability to consummate the transactions contemplated by this Agreement.

(c)          Litigation. There are no claims, suits, proceedings or governmental investigations, either administrative or judicial, pending or, to MEC’s knowledge, threatened against MEC or any of its Affiliates to the extent such litigation or investigation affects the ability of MEC to consummate the transactions contemplated herein or otherwise relating to the transactions contemplated by this Agreement.

ARTICLE III

CLOSING DELIVERIES AND AGREEMENTS OF THE PARTIES

3.1          Seller’s Closing Deliveries. The execution and delivery of this Agreement and the confirmed receipt by Seller of the Distribution from the Company and the Purchase Price from MEC, each in accordance with Sections 3.2 and 1.3, respectively, shall be sufficient without the necessity of any other documentation for MEC to purchase, accept, acquire, assume and take delivery of, and Seller to sell, convey, assign and deliver to MEC all of Seller’s right, title and interest in and to the Seller Interest.

3.2          Deliveries to Seller at Closing. At the Closing, (a) first, the Company shall make a one-time distribution to Seller in the amount of Fifty-Eight Million Five Hundred Ninety-Three Thousand Four Hundred Twenty-Eight and 50/100 Dollars ($58,593,428.50) being Seller’s Adjusted Capital Contribution as of the Closing (the “Distribution”), and (b) second, MEC shall deliver to Seller the Purchase Price payable pursuant to Section 1.3 above. Both payments shall be in the form and manner, and to the account, described in Section 1.3.

3.3          Taxes. For tax reporting purposes, MEC, Seller and the Company shall give effect to the transfer of the Seller Interest as of the Closing Date based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date. Any state sales, use, transfer or similar taxes or assessments arising or payable by reason of the transactions contemplated by this Agreement shall be shared equally by MEC and Seller.

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3.4          Confidentiality, Non-Disclosure and Limited Use.    The Parties acknowledge that MMAC is required to disclose the material terms and file a copy of this Agreement in a Current Report on Form 8-K, which shall be substantially in the form attached hereto as Exhibit A. Other than as disclosed in such filing, the Parties agree that the terms of this Agreement shall be deemed to be confidential information that is subject to the terms of Section 11.7 of the Operating Agreement and each Party shall keep such terms confidential, in accordance with and subject to the terms of, Section 11.7 of the Operating Agreement.

3.5          Further Assurances. The Parties each covenant and agree to sign, execute and deliver, or to cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of any other Party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by any Party for the purpose of or in connection with consummating the transactions described in this Agreement.

ARTICLE IV

MISCELLANEOUS

4.1          Survival of Warranties, Representations and Covenants. The warranties and representations of Seller and MEC contained in or made pursuant to this Agreement shall survive until the expiration of the relevant statute of limitations. Except as otherwise set forth in this Agreement, the covenants contained in or made pursuant this Agreement shall survive the Closing for a period of one (1) year.

4.2          Mutual Release.

(a)          Except with respect to any claims arising under this Agreement, each of MEC and Hunt, on behalf of itself, the Company, MMAC, their Affiliates, and each of their respective past, present and future parents, divisions, Affiliates, subsidiaries, holding companies, and all of its and their respective past, present and future employees, officers, directors, shareholders, members, equity holders, advisors, partners, insurers, agents, endorsers, sureties, guarantors, attorneys, representatives and consultants, and the successors and assigns of each (collectively, the “MEC Parties”), hereby irrevocably, unconditionally and completely releases, waives, relinquishes, dismisses and discharges Seller and each Seller Related Entity and their respective past, present and future parents, divisions, subsidiaries, holding companies, and all of its and their respective past, present and future employees, officers, directors, shareholders, members, equity holders, advisors, partners, insurers, agents, endorsers, sureties, guarantors, attorneys, representatives and consultants, and the successors and assigns of each (collectively, “Seller Parties”), from any and all claims, causes of action, liabilities, charges, costs, expenses (including reasonable attorneys’ fees), losses, damages or demands of any kind or character, whether known or unknown, at law or in equity and regardless of legal theory (collectively, “Claims”), which any MEC Party, now has, has ever had, or may hereafter have against any Seller Party or any persons acting by, through, under or in concert with any Seller Party or that might be claimed to be jointly or severally liable with any Seller Party, solely to the extent arising out of or otherwise relating to the Company, including without limitation, Claims relating to or arising out of (i) Seller’s ownership of the Seller’s Interest in the Company, (ii) Seller’s status as a member of the Company, (iii) the Ancillary Agreements, or (iv) the Management Agreement.

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(b)          Except with respect to any claims arising under this Agreement or any claims arising under any Surviving Indemnity Provision, Seller hereby, on behalf of itself and the Seller Parties irrevocably, unconditionally and completely releases, waives, relinquishes, dismisses and discharges the MEC Parties, from any and all Claims, which Seller or any Seller Party, now has, has ever had, or may hereafter have against any MEC Party or any persons acting by, through, under or in concert with any MEC Party or that might be claimed to be jointly or severally liable with any MEC Party, solely to the extent arising out of or otherwise relating to the Company, including without limitation, Claims relating to or arising out of (i) Seller’s ownership of the Seller’s Interest in the Company, (ii) Seller’s status as a member of the Company, (iii) the Ancillary Agreements, or (iv) the Management Agreement.

(c)          For the avoidance of doubt, the releases in this Section 4.2 shall not apply to claims arising out of any future transactions documented by definitive and executed agreements that may occur between or among the MEC Parties on the hand and the Seller Parties on the other.

4.3          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided, however, that no Party may assign this Agreement, or its rights or obligations hereunder, without the prior written consent of the other Parties. Nothing in this Agreement is intended to confer upon any Party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except that the Persons related under Section 4.2 are intended beneficiaries of, and may enforce, the provisions of such Section. Notwithstanding any assignment hereunder, each Party shall remain liable for its obligations hereunder.

4.4          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in New York, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

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4.5          Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

4.6          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The delivery of facsimile, photostatic and electronic (.pdf) copies of signatures to this Agreement shall be deemed to be the delivery of originals and may be relied upon to the same extent.

4.7          Expenses. Each Party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

4.8          Amendments and Waivers. Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Parties. No course of action or dealing, renewal, release or extension of any provision of this Agreement or related agreement, or single or partial exercise of any such provision, or delay, failure or omission on the part of any Party in enforcing any such provision shall affect the obligations of the other Parties or operate as a waiver of such provision or preclude any other or further exercise of such provision. No waiver by any Party of any one or more defaults by any other Party in the performance of any of the provisions of this Agreement or any related agreement shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

4.9          Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

4.10        Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations or covenants except as specifically set forth herein.

4.11        Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement:

(a)          Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b)          All references in this Agreement to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

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(c)          The headings, titles and subtitles contained in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d)          Any reference to a Party shall include a reference to such Party’s successors and permitted assigns.

(e)          Each Party and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular Party shall not be applicable in the construction and interpretation of this Agreement or any exhibits to this Agreement.

(f)          The word “will” means “shall,” and the word “shall” means “will.”

4.12        Business Relationship. This Agreement shall not create any agency, employment, joint venture or partnership between the Parties. No Party shall have the authority, nor shall any Party attempt, to create any obligation on behalf of any other Party.

4.13        Notices. Any notices required or permitted under this Agreement shall be given in accordance with the Notice Provisions of the Operating Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

WITNESS	MMA ENERGY CAPITAL, LLC

	By:	/s/ Gary A Mentesana
	Name:	Gary A Mentesana
	Title:	Executive Vice President

[Signature Page to Membership Interest Purchase Agreement (Renewable Energy Lending, LLC)]

RENEWABLE ENERGY LENDING, LLC

By:	Renewable Developer Holdings, LLC

	By:	/s/ Joshua Peck
	Name:	Joshua Peck
	Title:	Vice President

By:	MMA Energy Capital, LLC

	By:	/s/ Gary A Mentesana
	Name:	Gary A Mentesana
	Title:	Executive Vice President

[Signature Page to Membership Interest Purchase Agreement (Renewable Energy Lending, LLC)]

RENEWABLE DEVELOPER HOLDINGS, LLC

By:	/s/ Joshua Peck
Name:	Joshua Peck
Title:	Vice President

[Signature Page to Membership Interest Purchase Agreement (Renewable Energy Lending, LLC)]

Acknowledged and agreed, solely for the purposes of Sections 1.4, 1.6, 3.4 and 4.2 through 4.13:

HUNT INVESTMENT MANAGEMENT, LLC

By:	/s/ Kara Harchuck
Name:	Kara E Harchuck
Title:	Executive Vice President / General Counsel

[Signature Page to Membership Interest Purchase Agreement (Renewable Energy Lending, LLC)]

Exhibit A

Draft 8-K